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                              3DX TECHNOLOGIES INC.
                       1996 INCENTIVE COMPENSATION PROGRAM


INCENTIVE BUDGET: 3DX will set aside 20% of the total salary base of the Company, excluding the CEO, for the incentive compensation program. The budget for 1996 is $183,320. A maximum of twice the budget could be paid.

ELIGIBILITY: All full-time 3DX employees will be eligible during the year for the actual number of months of service prorated against 12 months. Eligible employees must be employees as of December 31, 1996.

PLAN CRITERIA:  Performance criteria required for the incentive plan will be
     -    production (48,150 BOE)
     -    reserves added (740 MBOE)
     -    number of new projects (12)

The amount of reserves added will be determined by an independent Petroleum Engineer such as Ryder Scott. All employees will have two criteria each of which, determine 50% of the bonus amount. Technical and administrative personnel will have the criteria of production (50%) and ending reserves (50%). The VP of Joint Ventures will have criteria of number of new projects (50%) and production (50%). The VP of Business Development will have criteria of number of new projects (50%) and reserves added (50%).

COMPUTATION OF PAYMENTS: An eligible employee will be paid 100% of his or her budgeted amount if 100% of the two relevant budgeted criteria is achieved. Nothing will be paid if 80% or less of the two relevant budgeted criteria is achieved. Bonus amounts due for criteria achieved between 80% and 100% of budget will be prorated. For example, if 95% of one relevant criterion and 85% of the second relevant criterion were attained, the amount paid would be computed as follows:

     AMOUNT PAID = 75% OF 50% OF BONUS BUDGET + 25% OF 50% OF BONUS BUDGET

For relevant criteria attained between 100% and 200% budget, the bonus amount will be calculated using the achieved percentage as a multiplier up to a maximum of 200%. For example, if 250% of one relevant criterion and 150% of the second relevant criterion were achieved, the amount paid would be computed as follows:

     AMOUNT PAID = 200% OF 50% OF BONUS BUDGET + 150% OF 50% OF BONUS BUDGET

PAYMENT TIMING: In general, the incentive bonus payments are made at the end of the year. However, criteria are reviewed quarterly to note extraordinary performance. This quarterly review could result in some bonus payments being made before the end of the year upon achievement of the performance criteria.

CEO BONUS:  This will be decided at the discretion of the Board of Directors.